NOVATION AGREEMENT

Freedom Financial Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland, with an address of 6615 Brotherhood Way, Fort Wayne, Indiana, 46825, hereinafter referred to as the Company, and Brian K. Kistler, an individual residing at 6461 N 100 E, Ossian, Indiana 46777 hereinafter referred to as Kistler, in consideration of the promises made herein, agree as follows:

1. Original Agreement. On December 1, 2007, Company owed Kistler an accrued and not paid salary per the employment agreement dated August 2006 a copy of which is attached hereto as Exhibit A.

2. Novation. Company and Kistler hereby agree to extinguish the accrued salary obligation referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under that original agreement and stipulates that this agreement constitutes a novation with respect to the original agreement.

3. New Agreement. Company and Kistler agree to replace the original agreement with the following new agreement: Company shall issue to Kistler 52,500 shares of Class D Convertible Preferred Shares of stock pursuant to a new agreement dated December 21, 2007, a copy of which is attached as Exhibit B. Both parties agree that all contract rights between them will henceforth flow from the new agreement alone and that the new agreement is not merely a supplement to or alteration of the original agreement referred to in Paragraph 1 but is rather a complete replacement for it.

Executed this 31st day of December, 2007.

KISTLER

_/s/Brian K. Kistler______________________

Brian K. Kistler

COMPANY

_/s/Brian K. Kistler_______________________

Brian Kistler, CEO

_/s/Robin W. Hunt_________________________

Robin W. Hunt, CFO